HNO International Announces an 82% Reduction in Outstanding Shares of Common Stock as 360 Million Shares Have Been Exchanged

Houston, TX – January 3, 2025 – HNO International, Inc. (OTC Pink: HNOI) (the “Company”), a leader in hydrogen-based clean energy technologies, announces a major reduction in the outstanding shares of Common Stock of the Company.

After the return exchange of 360 million shares of Common Stock owned by Donald Owens, Chairman of the Board of Directors and CEO of the Company and an affiliated entity, for shares of newly designated Series B Convertible Preferred Stock, the new number of outstanding shares of Common Stock is roughly 74 million shares.

“As 2024 ends and 2025 begins, I’m pleased to announce this share exchange. Our rotation from R&D to a production environment has placed the Company in a significantly stronger position and has enabled us to drastically reduce the outstanding shares of Common Stock of the Company through this exchange, furthering our goal of bringing both a solid product and increasing shareholder value to the marketplace,” commented Donald Owens, Chairman of the Board of Directors and CEO of HNO International.

About HNO International

HNO International (HNOI) is a company specializing in the design, integration, and development of green hydrogen-based energy technologies. With over 15 years of experience in green hydrogen production, HNOI and its leadership team are on a mission to help lead the renewable energy transition by making energy accessible to businesses and communities worldwide. Their pioneering solutions, including the Scalable Hydrogen Energy Platform (SHEPTM) and the Compact Hydrogen Refueling Station (CHRSTM), are setting new standards for green hydrogen production.

Forward-Looking Statements

This news release contains "forward-looking statements" which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as "anticipate", "seek", intend", "believe", "estimate", "plan", or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time to time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.

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For more information and media inquiries, please contact:

HNO International, Inc.

press@hnointl.com

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